Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 14, 2008 relating to the financial statements of DigitalGlobe, Inc., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Denver, CO
April 14, 2008